Exhibit 10.22

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement ”) is effective as of January 14, 2021, (the “ Effective Date ”) by and between Ivy Crypto, Inc. a Delaware corporation (the “ Company ”), and Chang Advisory Inc., an Ontario corporation (the “ Consultant ”).

WHEREAS, the parties hereto desire to enter into a written agreement to document the terms of Consultant's engagement with the Company.

1. Duties and Responsibilities.

A. Consultant shall cause its principal, Robby Chang (“Mr. Chang”) serve as the Company's Chief Executive Officer and as a Director. Mr. Chang shall have the duties and powers at the Company that are customary for an individual holding such positions.

B. Consultant agrees that Mr. Chang shall use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement faithfully, diligently and to the best of his ability.

C. Consultant agrees that Mr. Chang shall provide the services under this Agreement based at the Company's current executive office located in Toronto.

D. Consultant and Mr. Chang may also engage in other business and activities while engaged with the Company which can include advisory memberships so long as such activities are preapproved by the Executive Chairman in writing, are not competitive to the Company in any way, and do not adversely affect the performance by the Consultant or Mr. Chang of the duties and responsibilities under this Agreement. Businesses and activities that the Consultant and/or Mr. Chang are already engaged in at the time of signing shall be considered approved.

2. Engagement Period. Following the Effective Date, Consultant's engagement with the Company shall be governed by the provisions of this Agreement for the period commencing as of the date hereof and continuing until the termination of engagement with the Company for any reason in accordance with section 7 of this Agreement (the “Engagement Period ”).

3. Cash Compensation.

A. Annual Fee. Consultant's base fee shall be C$l75,000 per year, (the “Annual Fee”), which shall be invoiced by the Consultant to the Company and payable within 15 days of such invoice. On an exception basis, the Fee for the first ninety days from the Effective Date will be invoiced ninety days after the Effective Date; thereafter, invoices will be rendered and paid monthly. The Annual Fee will be immediately amended to C$300,000, , upon the closing of either:(i) an equity financing totaling at least C$5 million; or (ii) a debt and equity financing totaling at least C$l0 million (either (i) or (ii) being a “Qualifying Financing”). If a Qualifying Financing occurs within 90 days from the Effective Date, then the invoicing exception for the first ninety days shall no longer apply and the Consultant shall be entitled to immediately invoice for all completed 30 day periods up to the date of the Qualifying Financing. The Compensation Committee shall review Consultant's Annual Fee not less frequently than on each December 31st during the Engagement Term. Consultant will be eligible for periodic increases in the Annual Fee under the Company's normal policies and procedures for executive salary increases which currently provides for annual reviews of executive salaries. Consultant's Annual Fee for any year may not be reduced below the Consultant's Annual Fee for the prior year without the written consent of both Consultant and the Company.

B. Annual Target Bonus. Consultant shall also be entitled to receive an annual cash target incentive bonus of 100% of the Consultant's current Annual Fee for each calendar year of the Engagement Period (the “Annual Target Bonus”). For calendar year 2021 such Annual Target Bonus will be up to a maximum of C$100,000 thereon. The final determination of the actual amount of Bonus relative to Annual Target Bonus shall be based upon the Company achievement of budgeted goals for the Company established from time to time by the board of directors for such measurement year. Goals will be disclosed to Consultant no later than April 30, 2021 and for each subsequent calendar year no later than January 31" of such calendar year. The amount of the Annual Bonus payable to Consultant with respect to any given calendar year shall be determined by the Compensation Committee based on the foregoing provisions of this Section 3.B. of this Agreement. The Annual Bonus earned with respect to each calendar year shall be paid no later than the end of the 90-day period immediately following the end of such calendar year.

C. Taxes. The Consultant shall be responsible for all tax filings and remittances due by it for payments made to the Consultant by the Company pursuant to this Agreement. The Company will pay to the Consultant harmonized sales tax (“HST’} on any invoice or other compensation paid to the Consultant in the event that the Company's head office becomes located in Canada or in the event that any law or governmental authority requires that HST be remitted by the Consultant in respect of any such compensation.

4. Equity Compensation.

A. Initial Purchase. As of the Effective Date, Consultant shall be entitled to purchase for. 002per share that number of shares of common stock of the Company as shall represent 15.2% of the outstanding shares of common stock of the Company as of the Effective Date (the “Subject Shares”). Notwithstanding anything to the contrary contained in this Agreement, in the event that the Consultant's engagement with the Company shall terminate by reason of Resignation or of a material breach by the Consultant of this Agreement or for any of the reasons set forth in Section 7A below (each a “Termination Event”), the Company or any other affiliate of the Company shall have the right (but not the obligation) to repurchase (a) 75% of the Subject Shares if the Termination Event occurs within six months of the Effective Date; and (b) 50%of the Subject Shares if the Termination Event occurs after six months and within one year of the Effective Date for a price of .002 per share of common stock subject to repurchase. Such repurchase right shall terminate if this Agreement shall remain in full force and effect for at least one year from the Effective Date. Thereafter, the Subject Shares shall be fully vested, unencumbered and non-forfeitable.

B. Other Equity Compensation. Consultant shall also be entitled to participate in other equity incentive plans of the Company. All such other options or other equity awards will be made at the discretion of the Company's Compensation Committee of the Board of Directors pursuant and subject to the terms and conditions of the applicable equity incentive plan, including any provisions for repurchase thereof. The option exercise price or value of any equity award granted to Consultant will be established by the Company's Board of Directors as of the date such interests are granted but shall not be less than the fair market value (determined as of the date such interests are granted) of the class of equity underlying such award. All stock options, Restricted share Units (“RSUS”), and any other equity compensation awards (both time-based vesting and performance-based vesting at target level) granted to Consultant that are outstanding on the date of Consultant's termination shall be immediately 100% vested in the event that the Consultant's engagement is terminated by the Company without Cause (as defined herein), is terminated by the Consultant for Good Reason, or in the event that there is a Change in Control, and with respect to options, those options shall remain fully exercisable until their original expiry date as set forth in the applicable stock option agreement. In the event of Consultant's termination for cause or voluntary resignation, all stock options, RSUs and other equity compensation granted to Consultant that are outstanding on the date of such termination or resignation shall continue to vest on the original schedule and the stock options shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement; or (ii) the expiration of 6 months measured from the date of Consultant's termination or resignation. The provisions of this Section 4.B. of this Agreement shall govern the acceleration of Consultant's stock options, RSUs and other equity compensation awards in the event of a Change in Control Termination and the period during which Consultant's stock options remain exercisable following Consultant's termination or resignation for any reason and shall supersede any provisions to the contrary in any other agreement or document.

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5. Expense Reimbursement. In addition to the compensation specified in Section 3 of this Agreement, Consultant shall be entitled to receive reimbursement from the Company for all reasonable business expenses incurred by Consultant in the performance of Consultant's duties hereunder, provided that Consultant furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6. Fringe Benefits.

A. Group Plans. Throughout the Engagement Period Mr. Chang and his partner and dependents shall be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Mr. Chang qualifies) that are available to the executive officers of the Company.

B. Vacation. Consultant shall be entitled to at least three weeks paid vacation per year. Vacation shall accrue pursuant to the Company's vacation benefit policies.

C. Indemnification. The Company shall indemnify the Consultant and Mr. Chang to the fullest extent permitted by law against all costs, charges, awards, legal fees and expenses, including an amount paid to settle any action, demand or judgment in respect of any civil, criminal administrative investigative or other proceeding or threatened proceeding in which the Consultant and/or Mr. Chang is/are involved because of its/his/their association with the Company. The Company will at all times maintain a Directors and Officers Insurance Policy under which the Consultant and Mr. Chang will be insured and the Company will make the payments necessary to maintain the Consultant's and Mr. Chang's coverage thereunder.

7. Termination of Engagement. Consultant's engagement with the Company may be terminated as set out in this section 7. Upon such termination, Consultant shall have no further rights to any other compensation or benefits from the Company on or after the termination of engagement except as follows:

A. Termination For Cause. In the event the Company terminates Consultant's engagement with the Company for Cause (as defined below), the Company shall pay to Consultant the following: (i) Consultant's unpaid Annual Fee that has been earned through the termination date of his engagement, paid out on the usual schedule; (ii) Consultant's accrued but unused vacation; (iii) any accrued expenses pursuant to Section 5 above, and (iv) any other payments as may be required under applicable law (subsections (i) through (iv) above shall collectively be referred to herein as the “ Required Payments ”). The Required Payments shall be paid to Consultant, within 15 days of the Consultant's provision of an invoice for those amounts. For purposes of this Agreement, “ C'aiise ” shall mean that Consultant or Mr. Chang has engaged in any one of the following: (i) intentional misconduct involving the Company or its assets, including, without limitation, material misappropriation of the Company's funds or property; (ii) reckless or wilful misconduct in the performance of Consultant's duties in the event such conduct continues after the Company has provided 30 days written notice to Consultant and a reasonable opportunity to cure such misconduct; (iii) conviction of, or plea of nolo contendere to, any felony or misdemeanor involving dishonesty or fraud; (iv) the material violation of any of the Company's policies, including without limitation, the Company's policies on equal engagement opportunity and the prohibition against unlawful harassment; (v) the material breach of any provision of this Agreement after 30 days written notice to Consultant of such breach and a reasonable opportunity to cure such breach; or (vi) any other misconduct that has a material adverse effect on the business or reputation of the Company after 30 days written notice to Consultant of such breach and a reasonable opportunity to cure the adverse effects of such misconduct.

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B. Termination Upon Death or Disability. If Mr. Chang dies during the Engagement Period, the Consultant's engagement with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Consultant shall terminate in their entirety upon such date except as otherwise provided under this Section 7.B. If Mr. Chang becomes Disabled (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the engagement of Consultant upon 30 days prior written notice in writing to Consultant. Upon termination of engagement due to the death or Disability of Consultant, Consultant shall be entitled to receive (i) the Required Payments paid to Consultant, within 15 days of the Consultant's provision of an invoice for those amounts; and (ii) the following: (A) any unpaid Annual Bonus described under Section 3.B. hereof for the year immediately prior to the year of such termination (in an amount equal to the greater of the bonus percentage accrued by the Company, pursuant to GAAP, for such prior year or Annual Target Bonus) and a pro-rated share of Consultant's Annual Target Bonus described under Section 3.B. hereof for the year of such termination (in an amount equal to the bonus percentage accrued by the Company, pursuant to GAAP, through the last closed accounting month prior to the time of such termination but with such bonus percentage being deemed to be fully accrued if the Company is at least on target to attain the appropriate financial targets for such year), which bonus amounts shall be paid on the earlier of (1) such date as the Company regularly pays bonuses or (2) March 15* of the calendar year immediately following the calendar year in which the termination occurs; and (B) in the case of termination due to Disability, the Company shall continue the Consultant's and/or Mr. Chang's participation in the benefit plans for so long as he remains disabled as defined under those plans. . For the purposes of this Agreement, “ Disability ” shall mean a physical or mental impairment which, the Board of Directors reasonably determines, after consideration and implementation of reasonable accommodations, precludes the Mr. Chang from performing his essential job functions for an unintemipted period of longer than 90 days, or a total of 180 days in any twelve-month period.

C. Termination for Any Other Reason; Resignation for Good Reason. Should the Company terminate Consultant's engagement (other than for Cause or as a result of Consultant's Death or Disability), or in the event Consultant resigns for Good Reason (as defined below) within two years following the initial occurrence of the event giving rise to such resignation for Good Reason, or in the event of a termination of the Consultant's engagement whether by the Consultant or by the Company for any reason other than Cause within 6 months of a Change in Control, then the Company shall pay to Consultant (i) the Required Payments which shall be paid to Consultant, within 15 days of the Consultant's provision of an invoice for those amounts; and (ii) a termination fee equal to 12 months of Annual Fee, to be paid to Consultant, within 15 days of the Consultant's provision of an invoice for those amounts; and (iii) the following: (A) (1) a bonus for any prior year that has been earned but is unpaid(in an amount equal to the greater of the bonus percentage accrued by the Company, pursuant to GAAP, for such prior year or Annual Target Bonus) which bonus will be paid to Consultant, within 15 days of the Consultant's provision of an invoice for those amounts, and (2) a pro-rated share of Consultant's Annual Target Bonus described under Section 3.B. hereof for the year of such termination (in an amount equal to the bonus percentage accrued by the Company, pursuant to GAAP, through the last closed accounting month prior to the time of such termination but with such bonus percentage being deemed to be fully accrued if the Company is at least on target to attain the appropriate financial targets for such year), which bonus amounts shall be paid on the earlier of (1) such date as the Company regularly pays bonuses or (2) March 15* of the calendar year immediately following the calendar year in which the termination occurs.

8. Non-Competition During the Engagement Period. Consultant acknowledges and agrees that given the extent and nature of the confidential and proprietary information made available during the course of the Engagement Period, it would be inevitable that such confidential information would be disclosed should the Consultant or Mr. Chang obtain engagement from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during the Engagement Period,Consultantshall not, without prior written consent of the Executive Chairman, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business competitive to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than l% of an outstanding class of publicly-traded securities of any company or other enterprise where Consultant does not provide any management, consulting or other services to such company or enterprise.

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9. Proprietary Information. Consultant agrees that it and Mr. Chang are under an obligation to keep all confidential information of the Company confidential and not to use any such confidential information for any purpose except as required for the execution of the obligations set out in this Agreement or as otherwise required by law. Consultant's obligations pursuant to this provision will survive termination of Consultant's engagement with the Company. Consultant agrees that he will not use or disclose to the Company any confidential or proprietary information from any of his prior employers.

10. Successors and Assigns. This Agreement is personal in its nature and the Consultant shall not assign or transfer his rights under this Agreement nor shall the Consultant discharge its duties pursuant to this agreement through any person other than Mr. Chang, except with the express written permission of the Company. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Consultant.

11. Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	Ivy Crypto, Inc.
150 King St W #200
Toronto, Ontario MSH lJ9
Canada
Attn: Chairman

To Consultant:	At Consultant's registered as provided by
Consultant to the Company.

Any party may change such party's address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 11.

12. Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Consultant with respect to the terms and conditions of Consultant's engagement with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Consultant and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Consultant and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Consultant's engagement with the Company are terminated and canceled in their entirety and are of no further force or effect. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provisions is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other person and circumstances.

13. Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the Province of Ontario and the laws of Canada applicable therein. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

14 Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement and Dispute, the Parties agree that the courts of the province of Ontario shall have jurisdiction over the full substance of the dispute.

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15. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

16. No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

17. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

18. Certain Rules of Construction.

A. The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

B. Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be. Furthermore, where appropriate, the singular shall refer to the plural and vice versa.

C. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Schedule, Appendix or Exhibit references are to this Agreement unless otherwise specified.

D. The term “including” is not limiting and means “including without limitation.”

E. References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, re-enacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.

F. References to this Agreement or to any other document include a reference to this Agreement or to such other document as varied, amended, modified, novated or supplemented from time to time.

G. References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

H. References to times of day are Toronto times and references to a day are to a period of twenty-four (24) hours running from midnight.

1. References to “$” are to United States Dollars, unless otherwise identified.

J. References to “%” are to percent.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Ivy Crypto, Inc.

By:
Name:
Title:
Date:	2/1/2021

CONSULTANT

/s/ Robby Chang
Chang Advisory Inc.
Per:	Robby Chang
Date:	2/1/2021

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